Exhibit 99.1

NEWS RELEASE

Investor Contact: Robert D. Cozzone Chief Financial Officer (781) 982-6723
Media Contact: Ellen Molle Vice President (781) 982-6537 Ellen.Molle@rocklandtrust.com

INDEPENDENT BANK CORP. ANNOUNCES COMPLETION
OF PEOPLES FEDERAL BANCSHARES, INC. ACQUISITION
AND APPOINTMENT OF MAURICE H. SULLIVAN, JR. AS A DIRECTOR

Rockland, Massachusetts (February 20, 2015). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced the closing of its acquisition of Peoples Federal Bancshares, Inc. (NASDAQ: PEOP), parent of Peoples Federal Savings Bank.

“We welcome Peoples Federal customers and colleagues to Rockland Trust,” said Christopher Oddleifson, the Chief Executive Officer of Independent and Rockland Trust. “This acquisition unites our steadily growing Eastern Massachusetts presence and strengthens Rockland Trust's position in the attractive greater Boston market.”

Effective as of today’s closing Peoples Federal Bancshares, Inc. was merged with and into Independent, with Independent the surviving entity, and Peoples Federal Savings Bank merged with and into Rockland Trust, with Rockland Trust the surviving entity. Following the merger Rockland Trust has 86 Eastern Massachusetts bank branch locations, including the former Peoples Federal branches in the Boston neighborhoods of Allston, Brighton, Jamaica Plain, and West Roxbury and in the Boston suburbs of Brookline, Norwood, West Newton, and Westwood.

Independent has appointed Maurice H. Sullivan, Jr. a Class III Director of Independent, with a term expiring at its 2017 Annual Shareholder Meeting. Rockland Trust has also appointed Mr. Sullivan to its Board of Directors. Mr. Sullivan was the Chairman and Chief Executive

Officer of Peoples Federal Bancshares, Inc. and, from 1971 until his retirement from legal practice in 2007, was a practicing attorney representing businesses and individuals in the markets served by Peoples Federal. Mr. Sullivan, who is 69 years old, is a graduate of Boston College Law School, the University of Notre Dame, and Boston College High School. Mr. Sullivan has a long history of community service, having served on the boards of Caritas/Steward St. Elizabeth’s Medical Center, the West End House/Allston-Brighton Boys and Girls Club, and the WGBH Community Advisory Board, among others. A longtime resident of Westwood, Massachusetts, Mr. Sullivan now resides in Norwood, Massachusetts with his wife Penny, with whom he has 4 children and 8 grandchildren.

About Independent Bank Corp.
As of the closing of the Peoples Federal acquisition Independent Bank Corp. has about $7.0 billion in assets. Independent is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the internet. Rockland Trust, which was named to Sandler 2014 Sm-All Stars list of top performing small-cap banks and thrifts in the country, is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.